Exhibit 10.5

PRE-PAY AGREEMENT

This Pre-Pay Agreement (this “Agreement”) is made as of August 13, 2018 (the “Effective Date”) by and among IOENGINE, LLC, a Delaware limited liability company (“IOENGINE”), GlassBridge Enterprises, Inc. f/k/a Imation Corp., a Delaware corporation (“GlassBridge”), and Scott F. McNulty (“McNulty” and together with IOENGINE and GlassBridge, each a “Party” and collectively, the “Parties”).

WHEREAS, on December 31, 2014 IOENGINE brought suit against GlassBridge for infringement of United States Patent No. 8,539,047 (the “’047 Patent”) in the proceeding styled as IOENGINE, LLC v. GlassBridge Enterprises, Inc., f/k/a Imation Corp., C.A. No. 14-01572-GMS (the “Lawsuit”), in the United States District Court for the District of Delaware (the “Court”);

WHEREAS, GlassBridge, as Counterclaim-Plaintiff, brought counterclaims against IOENGINE and McNulty, as Counterclaim-Defendants, in the Lawsuit;

WHEREAS, after a five-day jury trial held in February 2017, the jury returned a verdict finding that each accused GlassBridge product infringed the asserted claims of the ’047 Patent, that each asserted claim of the ’047 Patent was not shown to be invalid, and that no one other than McNulty was shown to be the inventor of the inventions claimed in the ’047 Patent;

WHEREAS, on September 28, 2017 the Parties entered into a Settlement Agreement, Pledge Agreement and Secured Promissory Note, each as defined herein, providing for a full, final, complete, and global settlement of the subject matter of the Lawsuit and for certain releases and covenants, all on the terms and conditions set forth therein; and

WHEREAS, GlassBridge now desires to immediately pre-pay certain amounts due under the Settlement Agreement, Pledge Agreement and Secured Promissory Note, and IOENGINE desires to accept such pre-payment in full satisfaction of GlassBridge’s obligations under the Pledge Agreement and Secured Promissory Note and its obligations under Section 3.1(b) of the Settlement Agreement;

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and releases and the other good and valuable consideration contained herein, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.0          DEFINITIONS

1.1           “Pledge Agreement” means that certain Pledge Agreement dated as of September 28, 2017, by and between IOENGINE as Secured Party, and GlassBridge as Pledgor, whereby Pledgor pledged certain Pledged Collateral to the Secured Party, undertook certain obligations and granted certain rights to the Secured Party, all on the terms and conditions set forth therein.

1.2           “Settlement Agreement” means that certain Settlement Agreement dated as of September 28, 2017, by and between IOENGINE, GlassBridge, and McNulty, whereby the Parties entered into a final and binding settlement of the Lawsuit and for certain releases and covenants, all on the terms and conditions set forth therein.

1.3           “Secured Promissory Note” means that certain Secured Promissory Note dated as of September 28, 2017, by and between IOENGINE as Noteholder, and GlassBridge as Company, whereby the Company promises to pay to the Noteholder on or before September 28, 2020, the principal amount of Four Million Dollars ($4,000,000) plus the PIK Interest Accrual Amount and interest on the unpaid principal amount, all on the terms and conditions set forth therein.

1.4            Capitalized terms not otherwise defined herein have the meanings assigned to them in the Settlement Agreement, Pledge Agreement or Secured Promissory Note, as applicable.

2.0          PRE-PAYMENT

2.1           GlassBridge shall pay to IOENGINE the sum of two million, two hundred and fifty thousand United States dollars ($2,250,000), in cash on or before August 16, 2018 (the “Pre-Pay Amount”), as pre-payment of its remaining secured payment obligations under the Settlement Agreement, including Section 3.1(b), and under the Secured Promissory Note.

2.2.          All payments made under this Agreement shall be made by electronic transfer of funds to Dechert LLP’s client trust fund bank account, on behalf of IOENGINE, as follows:

Bank Name: Citi Private Bank

Bank Address: 153 East 53rd St., New York, NY 10022

Contact: Yoanis Cepeda

Account Name: Dechert LLP NY IOLTA

Account #: 43213102

ABA #: 021000089

Swift Code: CITIUS33

Payee Name: Dechert LLP

Payee Address: 1095 Avenue of the Americas, New York, NY 10036

Payee Phone Number: 212-698-3500

2.3           Payment of the Pre-Pay Amount shall be made by GlassBridge without any deduction, set off, or withholding for, or on account of, any tax, claim for reimbursement, or other charge.

3.0         RELEASE AND TERMINATION

3.1           Release by IOENGINE. Upon delivery of payment by GlassBridge of the Pre-Pay Amount defined in Section 2.1 as provided in Section 2.2 herein, IOENGINE, on behalf of itself and its successors and assigns shall release all of the liens under the Pledge Agreement and Secured Promissory Note or in connection therewith of any kind. Without limiting the foregoing, IOENGINE shall take all reasonable actions requested by GlassBridge to evidence the release of all liens granted by GlassBridge, including any granted in or in connection with the Pledged Collateral, the Settlement Agreement, the Secured Promissory Note, or the Pledge Agreement.

3.2           Release by GlassBridge. Upon delivery of payment by GlassBridge of the Pre-Pay Amount defined in Section 2.1 as provided in Section 2.2 herein, GlassBridge, on behalf of itself and its successors and assigns hereby releases, acquits, and forever discharges IOENGINE and McNulty from any and all obligations, under arising out of the Pledge Agreement and Secured Promissory Note except as provided in this Agreement.

3.3           Termination of the Pledge Agreement and Secured Promissory Note. Upon delivery of payment by GlassBridge of the Pre-Pay Amount defined in Section 2.1 as provided in Section 2.2 herein, the Pledge Agreement and Secured Promissory Note shall terminate and be of no further force or effect.

3.4           Settlement Agreement. Payment by GlassBridge of the Pre-Pay Amount defined in Section 2.1 as provided in Section 2.2 herein, shall be in full satisfaction of the consideration required in Section 3.1(b) of the Settlement Agreement and in full satisfaction of the Secured Promissory Note.

3.5           The releases and covenants in this Section 3 are personal to the Parties and shall not confer or extend any benefit or protection to any third party.

4.0         WARRANTIES

4.1           GlassBridge represents and warrants to IOENGINE that: (a) it is a validly existing business in good standing under the laws of the State of Delaware and has the full power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated herein; (b) there are no licenses liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement; (c) the Settlement Agreement, Pledge Agreement and Secured Promissory Note are valid, subsisting and in full force and effect as of the Effective Date, and there has been no material breach or Event of Default declared under the Settlement Agreement, Pledge Agreement, Secured Promissory Note or Pledged Note, nor have there been any events or circumstances that would constitute such a material breach or Event of Default.

4.2           IOENGINE represents and warrants to GlassBridge that: (a) it is a validly existing business in good standing under the laws of the respective jurisdictions in which it has activities, and has the full power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated herein; (b) it owns the IOENGINE Patents as of the Effective Date, and no third party owns any right to enforce or recover for infringement of the IOENGINE Patents by GlassBridge on or before the Effective Date or any rights initially granted to IOENGINE by GlassBridge under the Settlement Agreement, the Pledge Agreement, or the Secured Promissory Note; and (c) there are no licenses liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement.

4.3           Except for those representations and warranties set forth in this Section 4, no Party makes any other representations or warranties herein.

5.0         INDEMNIFICATION

GlassBridge, on behalf of its subsidiaries, affiliates, successors and assigns, hereby indemnifies and holds harmless IOENGINE, McNulty and their respective directors, officers, shareholders, representatives, successors and assigns from any and all actions, causes of action, claims, demands, liabilities, losses, defenses, counterclaims, damages, attorneys’ fees, court costs, or any other form of claim or compensation, whether known or unknown as of the Effective Date, arising out of the contemplated transaction by which NXSN Acquisition Corp. will sell the stock of Nexsan Corporation.

6.0         TERM AND TERMINATION

6.1           This Agreement shall not be binding on the Parties until it has been signed below by all Parties, at which time it shall be deemed effective as of its Effective Date.

6.2           This Agreement may only be terminated by mutual written agreement of the Parties.

7.0           ASSIGNABILITY

None of the Parties may transfer, grant, or assign any rights or delegate any duties or obligations under this Agreement to any third party without the prior written consent of the other Parties, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, IOENGINE may assign its rights under this Agreement to an Approved Assignee provided that such Approved Assignee unconditionally assumes all of IOENGINE’s obligations arising under this Agreement. For purposes of this Section 7.0, “Approved Assignee” means: (a) an acquirer of all or substantially all of the equity or assets of IOENGINE’s business to which this Agreement relates, or (b) the surviving entity in any merger, consolidation, equity exchange, or reorganization of IOENGINE’s business to which this Agreement relates; or (c) any entity with respect to which GlassBridge expressly approves in a prior writing, such consent not to be unreasonably withheld. All covenants contained herein shall run with the IOENGINE Patents and shall be binding on any permitted successors-in-interest or assigns thereof. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their permitted successors and assigns. Nothing in this Agreement precludes IOENGINE from assigning, selling, or exclusively licensing the IOENGINE Patents to any third party, provided the assignment, sale, or exclusive license does not conflict with the terms of this Agreement.

8.0         CONFIDENTIALITY, DISCLOSURE & PUBLICITY

8.1           General Confidentiality Provisions. The terms and conditions of this Agreement, and all correspondence relating to this Agreement are confidential. The Parties and their successors, assigns and affiliates, shall keep the terms and conditions of this Agreement strictly confidential and no Party or any successor, assignee or affiliate shall now or hereafter disclose such terms and conditions to any third party for so long as such terms and conditions remain confidential except: (i) with the prior written consent of the other Parties, which consent shall not be unreasonably withheld, (ii) as may be required by applicable law, regulation, or order of a governmental authority of competent jurisdiction other than as contemplated by Section 8.2 below, (iii) as contemplated in Section 8.2 below, (iv) during the course of litigation, provided that any such disclosure is subject to the same restrictions as is the confidential information of the other litigating parties and such restrictions are embodied in a court-entered protective order limiting disclosure to outside counsel, or (v) in confidence to the professional legal and financial counsel representing such Party. With respect to the foregoing (ii) and (iv), such disclosing Party shall, to the extent legally permissible, provide the other Parties with prior written notice of such applicable law, regulation, or order and, at the request of such other Parties, use reasonable efforts to limit the disclosure to the minimum necessary terms and conditions of this Agreement, and, in the disclosing Party’s sole and absolute discretion, to obtain a protective order or other confidential treatment. Notwithstanding the foregoing, and subject to Section 8.2, IOENGINE may disclose the terms of this Agreement to third parties in licensing discussions that are subject to non-disclosure or confidentiality obligations and GlassBridge may disclose the terms of this Agreement to the buyer of Nexsan Corporation.

8.2           Public Statements. No Party shall be permitted to facilitate the publication of press releases, announcements or other public statements with respect to this Agreement (collectively, each a “Public Statement”), except that GlassBridge may disclose on a Current Report or Form 8-K, such portions of this agreement as are required to be disclosed by the securities laws of the United States. The Parties shall maintain the confidentiality of the material terms of this Agreement and the transactions contemplated by this Agreement to the extent they remain confidential, and further provided that neither Party shall criticize, disparage, or otherwise denigrate the other Parties or the IOENGINE Patents. If any Public Statement is required by law, the disclosing Party agrees to provide the non-disclosing Parties prior notice and an opportunity to comment on the proposed Public Statement.

9.0         DISPUTE RESOLUTION

In the event of any dispute arising under this Agreement between the Parties, the dispute shall be settled by binding arbitration in the manner described below:

9.1.          Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Parties of such intention and the issues for resolution.

9.2           Additional Issues. Within ten (10) business days after the receipt of the Arbitration Request, the other Parties may, by written notice, add additional issues for resolution.

9.3           Arbitration Procedure. The arbitration shall be held in Wilmington, Delaware, under the rules of the American Arbitration Association (“AAA”). Discovery shall be under the U.S. Federal Rules of Civil Procedure then in effect in the District Court for the District of Delaware. The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. One (1) arbitrator will be selected by IOENGINE, one (1) arbitrator will be selected by GlassBridge, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties. The arbitrators may proceed to an award, notwithstanding the failure of any Party to participate in the proceedings. The arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive damages, to reform, modify, or materially change this Agreement or any other agreements contemplated hereunder, or to adjudge the validity, enforceability, or ownership of any IOENGINE Patent. The arbitrators also shall be authorized to grant any temporary, preliminary, or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The arbitrators’ award shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 9 to the contrary, each Party shall have the right to institute judicial proceedings against the other Parties or anyone acting by, through, or under such other Parties, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction, or similar equitable relief.

9.4           Costs; Satisfaction. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of any arbitration, and IOENGINE and McNulty on the one hand, and GlassBridge on the other hand, shall pay an equal share of the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

9.5           Waiver. By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

10.0        NOTICES

10.1         All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered (i) upon receipt if delivered by hand, (ii) the next business day after being sent by prepaid, nationally-recognized, overnight air courier, (iii) five (5) business days after being sent by registered or certified airmail, return receipt required, postage prepaid, or (iv) upon transmittal when transmitted by confirmed telecopy (provided that such notice is followed notice pursuant to any of (i) – (iii) above).

10.2         All notices shall be addressed as follows:

If to IOENGINE, to:

IOENGINE, LLC

22 Ensign Road

Norwalk, CT 06853

Attn: Scott McNulty, CEO

with a copy to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, New York 10036

Attn:     Noah M. Leibowitz, Esq.

Attn:     Gregory T. Chuebon, Esq.

If to McNulty, to:

Scott McNulty

22 Ensign Road

Norwalk, CT 06853

with a copy to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, New York 10036

Attn:     Noah M. Leibowitz, Esq.

Attn:     Gregory T. Chuebon, Esq.

If to GlassBridge, to:

GlassBridge Enterprises, Inc.

1099 Helmo Avenue, Suite 250

Oakdale, MN 55128

Attn:     Danny Zheng, Chief Financial Officer

with a copy to:

Robert E. Michael, Esq.

Robert E. Michael & Associates PLLC

5911 Riverdale Avenue

New York, NY 10471

Email: bmichael@glassbridge.com

11.0        MISCELLANEOUS

11.1         Other than the Pre-Pay Amount constituting satisfaction of Sections 3.1(b) and 3.2 of the Settlement Agreement, this Agreement does not modify, change or cancel any terms or obligations of the Parties under the Settlement Agreement, all of which shall remain in full force and effect and binding on the Parties.

11.2         Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for any other Party under this Agreement. There is no fiduciary duty or special relationship of any kind arising between the Parties due to this Agreement. Each Party expressly disclaims any reliance on any act, word, or deed of the other Parties in entering into this Agreement.

11.3         Nothing contained in this Agreement shall be construed as conferring any right to a license or to otherwise use any intellectual property, including without limitation any patent, patent application, trademark, service name, service mark, trade dress, trade secret or any other intellectual property belonging to IOENGINE or McNulty, including the IOENGINE Patents.

11.4         This Agreement is solely for the benefit of the Parties, there are no intended third-party beneficiaries of this Agreement, and no provision hereof shall be deemed to confer upon any third party, including without limitation Kingston Technology Corporation and any affiliates or subsidiaries thereof, any remedy, defense, release, reimbursement, or other right, or any covenant, consent, waiver, or acquiescence with respect to such third party’s conduct.

11.5         If any portion of this Agreement is found to be invalid, illegal, or unenforceable for any reason, the remainder of the Agreement shall continue in force and, if needed, the Parties or a court of competent jurisdiction shall substitute suitable provisions having like economic effect and intent.

11.6         This Agreement constitutes the full, complete and entire understanding of the Parties with respect to the subject matter of this Agreement and replaces any prior oral communications, discussions, or agreements between the Parties with respect to the subject matter herein. This Agreement cannot be modified, terminated, or amended in any respect orally or by conduct of the Parties. Any termination, modification, or amendment of this Agreement may be made only by a writing signed by all Parties. No waiver of any provision of this Agreement shall be binding in any event unless executed in writing by the Party making such waiver.

11.7         This Agreement may be executed in several counterparts, each of which is deemed to be an original but all of which constitute one and the same instrument.

11.8         Each Party and its counsel have reviewed and approved this Agreement, and accordingly any presumption or rule of construction permitting ambiguities to be resolved against the drafting party shall not be employed in the interpretation or application of this Agreement.

11.9         This Agreement shall be construed, and the relationship between the Parties determined, in accordance with the laws of the State of New York, notwithstanding any choice-of-law principle that might dictate a different governing law. Notwithstanding the content of Section 9 herein, each Party irrevocably agrees, consents, and submits to jurisdiction and venue in the federal and state courts located within Wilmington, Delaware, with respect to any other dispute arising out of or relating in any way to this Agreement, and the Parties hereby waive all defenses based upon forum non conveniens, improper venue, or personal jurisdiction. Neither Party shall use the choice of law or venue provision in this Agreement to support or oppose a transfer motion in any litigation.

11.10         EXCEPT AS PROVIDED EXPLICITLY HEREIN, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER CONTRACT, STRICT LIABILITY, NEGLIGENCE, OR OTHER THEORY) FOR SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, OPPORTUNITIES, OR SAVINGS, ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the Effective Date.

GLASSBRIDGE ENTERPRISES, INC.

By	/s/ Danny Zheng
Name:	Danny Zheng
Title:	Interim CEO and CFO

IOENGINE, LLC

By:	/s/ Scott McNulty
Name:	Scott McNulty
Title:	IOENGINE CEO

Scott F. McNulty
Scott F. McNulty